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CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 24b-2 OF THE EXCHANGE ACT OF 1934, AS AMENDED. INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND IS NOTED WITH "[CONFIDENTIAL TREATMENT REQUESTED]." AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 2.1

PURCHASE AGREEMENT

        This Purchase Agreement ("Agreement") is entered into as of November 12, 2002 between NEORX CORPORATION, a Washington corporation ("NeoRx"), which has offices at 410 W. Harrison Street, Seattle, Washington 98119, and IDEC PHARMACEUTICALS CORPORATION, a Delaware corporation ("IDEC"), which has offices at 3030 Callan Road, San Diego, California 92121, with respect to the following facts:

        A.    NeoRx is the owner of certain intellectual property embodied by the Assigned IP (capitalized but undefined terms shall have the meanings set forth in Section 1 below). IDEC desires to (i) purchase all right, title and interest in and to such Assigned IP; and (ii) receive a non-exclusive license to the Know-How, and NeoRx is willing to sell such Assigned IP and grant such license to the Know-How, all on the terms and conditions set forth herein.

        B.    NeoRx is the owner of certain intellectual property as contemplated by the Ligand-Linker License Agreement. IDEC desires to receive a license to use such intellectual property, and NeoRx is willing to grant such license, on the terms and conditions contemplated by the Ligand-Linker License Agreement.

        C.    NeoRx is the owner of certain intellectual property embodied by the Option IP. IDEC desires to receive an exclusive option to negotiate one or more licenses to some or all of the Option IP, and NeoRx is willing to grant such option, all on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing, and certain other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.    Certain Definitions.    The following terms used herein shall have their respective meanings:

        (a)  "Affiliate" shall mean, with respect to a party to this Agreement, a Person that directly or indirectly controls, is controlled by, or is under common control with, such party. For purposes of this Agreement, the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting shares of a Person, the right to receive fifty percent (50%) or more of the profits or earnings of a Person, or the right to control policy decisions of a Person, will be deemed to constitute control.

        (b)  "Assigned IP" shall mean the following: (i) those certain patents and patent applications identified on Exhibit A attached hereto; (ii) all inventions claimed in such patents and patent applications; and (iii) any and all patents, whether U.S. or foreign, that are or may be granted therefrom, including, without limitation, any extensions (including supplementary protection certificates), continuations, continuations-in-part, divisionals, reissues, renewals, additions, registrations and confirmations of any of the foregoing, or foreign counterparts or equivalents thereof, together with any applications claiming priority of any such patent or patent application.

        (c)  "Assigned IP Files" shall mean copies (or originals, where available to NeoRx) of the following to the extent comprising or relating to the Assigned IP: (i) all patents, patent applications, assignments and correspondence to and from the PTO (whether or not to or from NeoRx); [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED]

        (d)  "Best Knowledge of NeoRx" shall mean the best knowledge of NeoRx's officers and key employees and the Chairman of NeoRx's Board of Directors.

        (e)  [CONFIDENTIAL TREATMENT REQUESTED].

        (f)    "Change of Control" shall mean (i) any consolidation, merger or reorganization of NeoRx with any other Person in which the stockholders of NeoRx immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the outstanding securities of the surviving Person following such consolidation, merger or reorganization; (ii) any transaction or series of related transactions as the result of which in excess of fifty percent (50%) of the voting power of NeoRx is transferred to or held by a single Person or group of related Persons; or (iii) any sale or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of NeoRx.

        (g)  [CONFIDENTIAL TREATMENT REQUESTED]

        (h)  "Closing" shall have the meaning given to it in Section 4(a) below.

        (i)    [CONFIDENTIAL TREATMENT REQUESTED]

        (j)    "Grant-Back Field" shall mean solely the field of [CONFIDENTIAL TREATMENT REQUESTED]; provided, however, that the term "Grant-Back Field" shall specifically exclude (without limitation) the diagnosis, prophylaxis and treatment of [CONFIDENTIAL TREATMENT REQUESTED].

        (k)  "Grant-Back License" shall mean a non-exclusive, perpetual, irrevocable, fully paid license, including the right to sublicense, under all of the Assigned IP, to make, use, sell and import (and to have made, sold and imported) Grant-Back Products in the Grant-Back Field; provided, however, that (i) rights under such license may only be sublicensed to NeoRx Sublicensees; (ii) any such sublicense shall be limited to the right to make, use, sell and import (and to have made, sold and imported) Grant-Back Products; (iii) such license shall be nonassignable; and (iv) such license shall terminate and be of no further force or effect immediately upon the consummation of any Change of Control.

        (l)    "Grant-Back Product" shall mean any product which meets all of the following criteria: (i) it is developed by NeoRx (either alone or in conjunction with any NeoRx Sublicensee); (ii) it materially utilizes NeoRx Technology; and (iii) one or more claims under any issued patent included within the Assigned IP would be infringed when the product is developed, manufactured, used, sold or imported.

        (m)  "Know-How" shall mean all know-how, data, information, trade secrets and other technology developed, owned or controlled by NeoRx as of the Closing that relates specifically to the Assigned IP (including, without limitation, the [CONFIDENTIAL TREATMENT REQUESTED]).

        (n)  "Know-How License" shall mean a non-exclusive, perpetual, irrevocable, fully paid and assignable license, including the right to sublicense, under all of the Know-How, as well as to all intellectual property embodied by such Know-How, to make, use and sell (and to have made and sold) Products; provided, however, that such license may only be assigned or sublicensed in tandem with an assignment or sublicense of rights to the Assigned IP.

        (o)  "License Option" shall have the meaning given to it in Section 2(f) below.

        (p)  "License Option Field" shall mean a field of use to be agreed upon by the parties (but shall include, at a minimum, the diagnosis, prophylaxis and treatment of [CONFIDENTIAL TREATMENT REQUESTED]).

        (q)  "Ligand-Linker License Agreement" shall mean that certain license agreement in the form attached hereto as Exhibit B.

        (r)  "NeoRx Sublicensees" shall mean the following: (i) any Affiliates of NeoRx; or (ii) any partners of NeoRx that are involved in the development, marketing or manufacture of Grant-Back Products that are developed by, or co-developed with, NeoRx (including, for this purpose, any Person becoming such a partner of NeoRx concurrently with the effectiveness of a Grant-Back License); [CONFIDENTIAL TREATMENT REQUESTED]).

        (s)  "NeoRx Split" shall have the meaning given to it in Section 2(c) below.

        (t)    "NeoRx Technology" shall mean any invention claimed in any of the patents owned or licensed by NeoRx as of the date of this Agreement which are set forth on Exhibit C attached hereto.

        (u)  "Option IP" shall mean those certain patents and patent applications identified on Exhibit D attached hereto.

        (v)  "Option Period" shall have the meaning given to it in Section 2(f) below.

        (w)  [CONFIDENTIAL TREATMENT REQUESTED]

        (x)  "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental or regulatory authority or agency.

        (y)  [CONFIDENTIAL TREATMENT REQUESTED].

        (z)  "Purchase Price" shall have the meaning given to it in Section 2(b) below.

        (aa) "Products" shall mean any products which cannot be developed, manufactured, used or sold without (i) infringing one or more claims under any issued patent included within the Assigned IP or (ii) utilizing any part of the intellectual property embodied by any such Assigned IP or any Know-How.

        (bb) "PTO" shall mean the United States Patent and Trademark Office.

        (cc) [CONFIDENTIAL TREATMENT REQUESTED]

        (dd) [CONFIDENTIAL TREATMENT REQUESTED]

        (ee) [CONFIDENTIAL TREATMENT REQUESTED]

        (ff)  [CONFIDENTIAL TREATMENT REQUESTED]

        (gg) "SEC" shall mean the United States Securities and Exchange Commission.

        (hh) "Third Party" shall mean any Person other than the following: (i) IDEC; (ii) any Affiliates of IDEC; (iii) any partners of IDEC that are involved in the development, marketing or manufacture of products that are developed by, or co-developed with, IDEC; (iv) any successors-in-interest to all or substantially all of IDEC's assets or to any business or product to which the Assigned IP relates (an "IDEC Successor"); (v) any Affiliates of any IDEC Successor; (v) any partners of any IDEC Successor that are involved in the development, marketing or manufacture of products that are developed by, or co-developed with, such IDEC Successor; and (vi) any licensees of rights from IDEC or any IDEC Successor as to products that are developed or co-developed by IDEC or any IDEC Successor. [CONFIDENTIAL TREATMENT REQUESTED].

        (ii)  "Valid Claim" shall mean a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.    Transactions.

        (a)    Sale of Assigned IP.    Subject to the terms and conditions of this Agreement, at the Closing NeoRx shall sell, assign, transfer, convey and deliver to IDEC, and IDEC shall purchase, acquire and accept from NeoRx, all right, title and interest throughout the world in and to the Assigned IP [CONFIDENTIAL TREATMENT REQUESTED] . Such assignment shall be effected by the delivery of a duly executed Patent Assignment in the form set forth as Exhibit E attached hereto (with Schedule I to such Patent Assignment to include a description of the Assigned IP).

        (b)    Purchase Price.    In exchange for the performance by NeoRx of the transactions and arrangements contemplated hereby, at the Closing IDEC shall deliver or cause to be delivered to NeoRx, by wire transfer of funds to an account designated by NeoRx in writing, the amount of Seven Million Nine Hundred Thousand Dollars ($7,900,000) (the "Purchase Price") against delivery by NeoRx of its required Closing deliveries as set forth in Section 4(b)(i) below.

        (c)    [CONFIDENTIAL TREATMENT REQUESTED]

        (d)    Know-How License.    Subject to the terms and conditions of this Agreement, NeoRx shall be deemed to have granted to IDEC, as of the Closing, the Know-How License, which shall become effective immediately as of the Closing without the need for any further action of any kind by any Person.

        (e)    Ligand-Linker Licensed IP.    Concurrent with the Closing, NeoRx and IDEC shall enter into the Ligand-Linker License Agreement.

        (f)    License Option.    Subject to the terms and conditions of this Agreement, for a period of [CONFIDENTIAL TREATMENT REQUESTED] days following the date of the Closing (the "Option Period"), IDEC shall have the option (the "License Option") to negotiate with NeoRx for the receipt of one or more exclusive or non-exclusive, royalty-bearing licenses to some or all of the Option IP for use within the License Option Field. IDEC shall exercise its rights under the License Option by providing written notice to NeoRx within the Option Period, which notice will contain IDEC's proposed license terms. Upon any exercise by IDEC of the License Option, the parties shall, during the balance of the Option Period, negotiate in good faith the terms of the proposed license agreement; provided, however, that nothing in this Agreement shall obligate either party to enter into any such license agreement unless the parties are able to reach agreement as to all terms of any such license agreement during the Option Period. NeoRx agrees that NeoRx shall be precluded, during the Option Period, from granting a license to, or otherwise effecting any sale, disposition or transfer of, any of the Option IP to any Person other than IDEC.

        (g)    Grant-Back License.    Subject to the terms and conditions of this Agreement, IDEC shall, as of the Closing, be deemed to have granted to NeoRx the Grant-Back License, which shall become effective immediately as of the Closing without the need for any further action of any kind by any Person.

        (h)    Certain Notices.    In the event that NeoRx at any time becomes aware of any fact, circumstance, claim or assertion that could lead to any action, claim or other proceeding involving or with respect to the Assigned IP, NeoRx shall immediately provide IDEC with notice of such fact, circumstance, claim or assertion.

3.    Representations and Warranties.

        (a)    Representations, Warranties and Covenants of NeoRx.    NeoRx hereby represents and warrants as of the Closing [CONFIDENTIAL TREATMENT REQUESTED] and covenants to IDEC as follows:

          (i)    Corporate Power and Authority.    NeoRx is duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite power and authority to own its assets and carry on its business as currently conducted by it. NeoRx is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required. NeoRx has all requisite power and authority and has taken all action necessary (including, without limitation, all action required by law and by all applicable organizational documents and agreements) to authorize the execution and delivery of this Agreement (or of any other agreement or instrument referred to herein) and the consummation of the transactions contemplated hereby. This Agreement (and any other agreement or instrument referred to herein) has been duly and validly executed and delivered by NeoRx and, when executed and delivered by

  IDEC, will constitute a legal, valid and binding obligation of NeoRx enforceable against it in accordance with its terms.

          (ii)    Consents and Approvals.    All consents, waivers, approvals, orders and authorizations of, and declarations or filings with, any governmental or regulatory authority or any third party that are required by, with respect to, or in connection with the execution and delivery of this Agreement by NeoRx and the performance of its obligations hereunder have been obtained.

          (iii)    Non-Contravention.    The execution and delivery of this Agreement (or any other agreement or instrument referred to herein) by NeoRx does not, and the performance of its obligations hereunder (or thereunder) and consummation of the transactions contemplated hereby (or thereby) will not, (1) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of NeoRx; (2) conflict with or result in a violation or breach of any term or provision of any law, judgment, ruling, decree or order applicable to the business or properties of NeoRx; or (3) result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of NeoRx pursuant to the terms or provisions of, or result in a breach or violation of any of the terms or provisions of, or conflict with or constitute a default under, or give any party a right to terminate any of its obligations under or result in the acceleration of any obligation under, any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement or other evidence of indebtedness, lease, contract or other agreement or instrument to which NeoRx is a party or by which NeoRx or any of its properties is bound or affected.

          (iv)    Intellectual Property Rights.

            (1)  NeoRx owns all right, title and interest in and to all of the Assigned IP, free and clear of any encumbrance, lien or restriction of any kind whatsoever, except for those created by this Agreement. Neither NeoRx, nor any Person having had any interest at any time in any of the Assigned IP, has assigned, transferred, licensed, pledged or otherwise encumbered any interest in any of the Assigned IP or agreed to do so (other than (A) for transfers of rights prior to the date of this Agreement, so long as NeoRx now holds all such rights, or (B) as contemplated by this Agreement). Neither NeoRx nor any Person with any interest at any time in any of the Assigned IP has entered into any covenant not to compete or contract or agreement restricting the right to use or practice any of the Assigned IP in any market or geographic area or with or without any Person.

            (2)  As the result of the transactions contemplated hereby, IDEC will, as of the Closing, own all right, title and interest in and to all of the Assigned IP, free and clear of any encumbrance, lien or restriction of any kind whatsoever (except for any encumbrance, lien or restriction created under this Agreement).

            (3)  To the Best Knowledge of NeoRx, (A) NeoRx is not aware of any information that would form a reasonable basis for invalidating any claim in the [CONFIDENTIAL TREATMENT REQUESTED] (assuming, for purposes of this representation, that a [CONFIDENTIAL TREATMENT REQUESTED] has issued), (B) no statement or assertion has been made by any third party that any such claim is invalid or unenforceable and (C) no statement or assertion has been made by any third party that such third party is aware of any reasonable basis as to the future invalidity or unenforceability of any such claim.

            (4)  The [CONFIDENTIAL TREATMENT REQUESTED] has been properly prepared and filed and has been diligently pursued by NeoRx through the Closing and there are no defects in the filing or prosecution of the [CONFIDENTIAL TREATMENT REQUESTED] that, to the Best Knowledge of NeoRx, could cause either (A) the invalidity of any patent that may issue from the [CONFIDENTIAL TREATMENT REQUESTED] (assuming, for purposes of this representation, that a [CONFIDENTIAL TREATMENT REQUESTED] has issued) or (B) a [CONFIDENTIAL TREATMENT REQUESTED] not to issue from the [CONFIDENTIAL TREATMENT REQUESTED]. NeoRx has received assignment of the entire right, title and interest in and to the [CONFIDENTIAL TREATMENT REQUESTED] from any and all inventors with respect thereto without the payment of any further consideration whatsoever.

            (5)  NeoRx has received from each current or former officer and each employee of NeoRx an agreement providing NeoRx with title and ownership of any and all rights pertaining to any and all Assigned IP developed or held by such individual, by assignment or otherwise, and NeoRx owes no obligation to any person or entity with respect thereto (including, without limitation, any royalty payment obligation).

            (6)  To the Best Knowledge of NeoRx, (A) no action has taken place (whether by the PTO or any third party), and no notice of or information with respect to any such pending or contemplated action has been issued, delivered or made known to NeoRx or its counsel, that would affect, in any way, the [CONFIDENTIAL TREATMENT REQUESTED] or the prospects for the issuance of a [CONFIDENTIAL TREATMENT REQUESTED] and (B) no events have occurred or are anticipated to occur that would cause an unreasonable delay in the issuance of a [CONFIDENTIAL TREATMENT REQUESTED]. All fees and assessments owed as of the Closing to the PTO or any other agency, authority or third party in respect of the [CONFIDENTIAL TREATMENT REQUESTED] have been paid, [CONFIDENTIAL TREATMENT REQUESTED].

          (v)    No Litigation.    There is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or, to the Best Knowledge of NeoRx, threatened against NeoRx or involving the Assigned IP, at law or in equity, before any federal, state, local or foreign court or regulatory agency or other governmental or arbitration authority. To the Best Knowledge of NeoRx, no third Person is infringing, misappropriating or making any unlawful use of any of the Assigned IP (assuming, for purposes of this representation, that as to the [CONFIDENTIAL TREATMENT REQUESTED], a [CONFIDENTIAL TREATMENT REQUESTED] has issued).

          (vi)    Assigned IP Files.

            (1)  As of the Closing, NeoRx is delivering to IDEC the Assigned IP Files. To the Best Knowledge of NeoRx, the prosecution history contained in the Assigned IP Files is current and complete. A current and complete copy of the "file wrapper" of the [CONFIDENTIAL TREATMENT REQUESTED] has been provided to in-house patent counsel for IDEC.

            (2)  NeoRx will, upon reasonable request by IDEC, make the [CONFIDENTIAL TREATMENT REQUESTED]relating to the Assigned IP available to IDEC for inspection (and permit IDEC to make copies thereof at IDEC's expense).

            (3)  In the event that NeoRx, following the Closing, acquires or otherwise comes into possession of any files, records, workbooks (including, without limitation, laboratory notebooks), correspondence, data, notes or information which, had such item been in the possession of NeoRx as of the Closing, would have constituted a portion of the Assigned IP Files, NeoRx shall undertake commercially reasonable efforts to deliver to IDEC a copy (or the original, where available) of such item as soon as reasonably possible.

            (4)  To the extent that IDEC reasonably requires further information or assistance in [CONFIDENTIAL TREATMENT REQUESTED], a [CONFIDENTIAL TREATMENT REQUESTED] has issued), NeoRx shall exercise commercially reasonable efforts to assist IDEC with obtaining such further information and assistance; provided, however, that (A) IDEC shall reimburse NeoRx for its reasonable third party costs in connection therewith and (B) NeoRx's obligations with respect to information and assistance shall not apply to [CONFIDENTIAL TREATMENT REQUESTED].

          (vii)    Insolvency.

            (1)  As of the Closing, NeoRx is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. In addition, after giving effect to the consummation of the transactions contemplated by this Agreement, (A) NeoRx will be able to pay its debts as they become due; (B) NeoRx will not have an unreasonably small amount of assets (whether liquid, tangible or otherwise) as a result of this transaction with which to conduct its present or proposed business; and (C) taking into account all (if any) contingent liabilities and pending or threatened litigation, NeoRx will be able to satisfy any such liabilities and possible judgments against NeoRx in actions for money damages that are reasonably anticipated to be rendered (taking into account the maximum probable amount of such liabilities as well as judgments in any such actions as might be rendered) together with all other obligations of NeoRx. The cash available to NeoRx as of the Closing will be sufficient to pay all of its liabilities and judgments promptly in accordance with their terms. As used in this Section 3(a)(vii), (x)  "insolvent" means that the sum of the present fair saleable value of NeoRx's assets does not and will not exceed its debts and other liabilities (including the amount of any contingent liabilities and possible judgments as contemplated in the immediately preceding sentence), and (y) "debts" includes any liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed, or secured or unsecured.

            (2)  NeoRx has not entered into this Agreement with the actual intent to hinder, delay or defraud any Person to which NeoRx was, is or may become indebted. The amount of the consideration provided to NeoRx under this Agreement is not less than the fair value of, and fair consideration in exchange for, the assets and rights being assigned or otherwise transferred or licensed to IDEC under this Agreement.

            (3)  NeoRx has engaged in the transactions contemplated by this Agreement on an arms' length basis with IDEC. For its own part, NeoRx has conducted such transactions in a manner intended to obtain not less than the fair value of, and fair consideration in exchange for, the assets and rights being assigned or otherwise transferred or licensed to IDEC under this Agreement.

          (viii)    Significance of Assigned IP.    During each of the prior seven (7)  fiscal years and for its current fiscal year, NeoRx has not expended in excess of one percent (1%) of its aggregate expenses attributable to research and development costs for the development or maintenance of, or any prosecution or other efforts with respect to, the Assigned IP or any invention or other intellectual property embodied in the Assigned IP (considered in the aggregate), nor have any amounts in excess of such threshold been funded at any time by any third party. In its prior seven (7) fiscal years and for its current fiscal year, NeoRx has not filed any document with the SEC or provided any past, current or prospective investor in the equity or debt securities of NeoRx with any document or other writing or communication containing a description of the Assigned IP, the technology or inventions underlying the Assigned IP or any business initiative premised in any way upon, or including, the Assigned IP or any such technology or inventions. No basis exists for concluding under any applicable law that either (1) the Assigned IP constitutes all or substantially all of the assets of NeoRx (whether presently or at any time during the current fiscal year or prior seven (7) fiscal years of NeoRx) or (2) the transactions contemplated hereby (considered in the aggregate) represent a sale of all or substantially all of NeoRx's assets.

          (ix)    Confidentiality of Assigned IP.    Except with respect to any information that has been made available to the public by the PTO or any foreign equivalent, NeoRx has taken all commercially reasonable measures to maintain the confidentiality of the [CONFIDENTIAL TREATMENT REQUESTED] (including, without limitation, prosecution of the [CONFIDENTIAL TREATMENT REQUESTED] with the PTO).

          (x)    Brokers.    NeoRx has not retained any broker in connection with the transactions contemplated hereby.

          (xi)    Disclosure.    None of the representations and warranties of NeoRx in this Agreement contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (xii)    DISCLAIMER.    EXCEPT AS EXPRESSLY STATED IN THIS SECTION 3(a), NEORX (x) MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE ASSIGNED IP, THE KNOW-HOW, THE OPTION IP OR OTHERWISE, EXPRESS OR IMPLIED, IN ANY MANNER AND EITHER IN FACT OR BY OPERATION OF LAW, AND (y) SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY OR NONINFRINGEMENT.

        (b)    Representations, Warranties and Covenants of IDEC.    IDEC hereby represents and warrants as of the Closing and covenants to NeoRx as follows:

          (i)    Corporate Power and Authority.    IDEC is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all require power and authority to own its assets and carry on its business as currently conducted by it. IDEC is duly authorized to conduct its business and is in good standing in each jurisdiction where such qualification is required, except for any jurisdiction where failure to do so could not reasonably be expected to materially impair IDEC's ability to perform its obligations under this Agreement (and any other agreement or instrument referred to herein). IDEC has all requisite power and authority and has taken all action necessary (including, without limitation, all action required by law and by all applicable organizational documents and agreements) to authorize the execution and delivery of this Agreement (and any other agreement or instrument referred to herein) and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by IDEC and, when executed and delivered by NeoRx, will constitute a legal, valid and binding obligation of IDEC enforceable against it in accordance with its terms except (1) where limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally and (2) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          (ii)    Consents and Approvals.    All consents, waivers, approvals, orders and authorizations of, and declarations or filings with, any governmental or regulatory authority or any third party that are required by or with respect to IDEC in connection with the execution and delivery of this Agreement by IDEC and its performance of its obligations hereunder have been obtained.

          (iii)    Non-Contravention.    The execution and delivery of this Agreement (or any other agreement or instrument referred to herein) by IDEC does not, and the performance of its obligations hereunder (or thereunder) and consummation of the transactions contemplated hereby (or thereby) will not, (1) conflict with or result in a violation or breach of any of the terms, conditions or provisions of any instrument, contract or agreement to which IDEC is a party or by which IDEC is bound, including without limitation the certificate of incorporation or bylaws of IDEC or any mortgage, security agreement, deed of trust, lease, loan or credit agreement;

  (2) conflict with or result in a violation or breach of any term or provision of any law, judgment, ruling, decree or order applicable to IDEC; or (3) result in the creation of any encumbrance, lien, claim or restriction upon any of the Assigned IP (except for any encumbrance, lien, claim or restriction created under this Agreement).

          (iv)    Brokers.    IDEC has not retained any broker in connection with the transactions contemplated hereby.

          (v)    DISCLAIMER.    IDEC MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER (EXPRESS OR IMPLIED AND EITHER IN FACT OR BY OPERATION OF LAW) WITH RESPECT TO THE ASSIGNED IP OR, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3(b), ANY OTHER MATTER. IDEC SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY OR NONINFRINGEMENT.

4.    Closing.

        (a)    Closing Time and Place.    The execution and delivery of this Agreement and the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Assigned IP (the "Closing"), shall take place at 11:00 a.m., on November 12, 2002, at the offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4800, Seattle, Washington 98101 or at such other place as shall be agreed by the parties.

        (b)    Closing Deliverables.    The obligations of each of the parties shall be conditioned upon receipt at the Closing of the following (each party hereby agreeing that a failure to deliver its respective deliveries at the Closing shall be deemed to be a breach of this Agreement):

          (i)    By NeoRx.    At the Closing, NeoRx shall deliver or cause to be delivered to IDEC the following items:

            (1)  The Patent Assignment.

            (2)  Copies of all governmental consents and third party consents required to be obtained by NeoRx (if any) to effect the transfer of the Assigned IP to IDEC.

            (3)  The Assigned IP Files.

            (4)  A duly executed copy of the Ligand-Linker License Agreement.

          (ii)    By IDEC.    At the Closing, IDEC shall deliver or cause to be delivered to NeoRx, against the deliveries from NeoRx contemplated by Section 4(b)(i) above, the following items:

            (1)  The Purchase Price by wire transfer of funds to an account designated by NeoRx in writing.

            (2)  A duly executed copy of the Ligand-Linker License Agreement.

5.    Confidentiality.

        (a)  No party (a "Disclosing Party") shall, without the prior written consent of the other party (the "Non-disclosing Party"), disclose to any Person Confidential Information (defined below) of the Non-disclosing Party, except to a Disclosing Party's employees or representatives who need to know such information for any reason contemplated by this Agreement (and then only to the extent that any such Person is under an obligation to maintain the confidentiality of, and to abide by the non-use provisions set forth herein with respect to, the Confidential Information), or use any Confidential Information of the Non-disclosing Party for any reason other than as contemplated by this Agreement. Without limiting the provisions of Section 5(c) below, in the event that the Disclosing Party is requested or required by documents subpoena, civil investigative demand or other similar process or applicable law to disclose any Confidential Information, the Disclosing Party shall provide the Non-disclosing Party with prompt written notice of such demand or other similar process so that the Non-disclosing Party may seek an appropriate protective order or, to the extent such subpoena, demand, process or law is mandatory and no protective order is possible, waive the Disclosing Party's compliance with the provisions of this Section 5(a), as appropriate. In addition to the foregoing, NeoRx agrees that it will not disclose any [CONFIDENTIAL TREATMENT REQUESTED] to any Person except to NeoRx's employees or representatives who need to know such information for any reason contemplated by this Agreement or to assist NeoRx is fulfilling its obligations or enforcing its rights under this Agreement (and then only to the extent that any such Person is under an obligation to maintain the confidentiality of such [CONFIDENTIAL TREATMENT REQUESTED]). In the event that NeoRx is requested or required by documents subpoena, civil investigative demand or other similar process or applicable law to disclose (a "Disclosure Request") any [CONFIDENTIAL TREATMENT REQUESTED], then (i) NeoRx agrees that it will use its good faith efforts to protect the confidentiality of such [CONFIDENTIAL TREATMENT REQUESTED] (including, without limitation, seeking an appropriate protective order if permissible); (ii) NeoRx shall provide IDEC with a description of such [CONFIDENTIAL TREATMENT REQUESTED] (but solely to the extent that NeoRx has not reasonably concluded, based upon advice of outside legal counsel, that such disclosure would be deemed to constitute a waiver of any privilege that may be available to NeoRx with respect to such [CONFIDENTIAL TREATMENT REQUESTED]); (iii) NeoRx, at IDEC's expense, shall undertake any further actions reasonably requested by IDEC to preserve the confidentiality of such [CONFIDENTIAL TREATMENT REQUESTED]; and (iv) upon disclosure of any such [CONFIDENTIAL TREATMENT REQUESTED] pursuant to such Disclosure Request, NeoRx shall concurrently provide IDEC with a copy of such [CONFIDENTIAL TREATMENT REQUESTED] (but solely to the extent that NeoRx has reasonably concluded, based upon advice of outside legal counsel, that providing IDEC with such a copy would not be deemed to constitute a waiver of any privilege available to NeoRx with respect to such [CONFIDENTIAL TREATMENT REQUESTED]).

        (b)  The term "Confidential Information" as used in this Section 5 means the following (and whether disclosed prior to or after the date of this Agreement): (i) as to IDEC, (x) all confidential information relating to the business and operations of IDEC or the Assigned IP (other than [CONFIDENTIAL TREATMENT REQUESTED], [CONFIDENTIAL TREATMENT REQUESTED] or any [CONFIDENTIAL TREATMENT REQUESTED], but including, without limitation, the content of the [CONFIDENTIAL TREATMENT REQUESTED] to the extent such content is not required to be made publicly available under applicable laws) and (y) the contents of this Agreement and all negotiations of the parties with respect to the transactions contemplated by this Agreement; and (ii) as to NeoRx, (x) all confidential information relating to the business and operations of NeoRx (other than the Assigned IP, but including [CONFIDENTIAL TREATMENT REQUESTED], [CONFIDENTIAL TREATMENT REQUESTED] and any [CONFIDENTIAL TREATMENT REQUESTED]) and (y) the contents of this Agreement and all negotiations of the parties with respect to the transactions contemplated by this Agreement; provided, however, that the term "Confidential Information" does not include information which (1) is generally available to the public currently, (2) becomes generally available to the public other than as a result of disclosure by the Disclosing Party or (3) becomes available to the Disclosing Party on a non-confidential basis from a source other than the Non-disclosing Party (so long as such source is not bound by a duty of confidentiality (whether by agreement or otherwise) to the Non-disclosing Party). [CONFIDENTIAL TREATMENT REQUESTED]

        (c)  Notwithstanding the foregoing provisions of this Section 5, the parties acknowledge and agree that NeoRx may, following the Closing: (i) issue a press release in the form of Exhibit F-1 attached hereto; (ii) include in its filings with the SEC and any state securities authorities the disclosure in the form of Exhibit F-2 attached hereto (or any subset of such disclosure); and (iii) file with the SEC and any state securities authorities as an exhibit to one or more filings of NeoRx under such federal or state securities laws a redacted version of this Agreement [CONFIDENTIAL TREATMENT REQUESTED].

        (d)  To the extent inconsistent with the provisions of this Section 5, this Agreement supersedes and replaces the provisions of any nondisclosure or similar agreement between the parties entered into prior to the Closing.

6.    Indemnity.

        (a)  Each party (the "Indemnifying Party") shall indemnify the other party and each of its affiliates, stockholders, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Indemnified Parties"), and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, costs, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses"), which any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach of any representation or warranty of the Indemnifying Party in this Agreement; or (ii) any nonfulfillment or breach of any covenant or agreement by the Indemnifying Party under this Agreement.

        (b)  If an Indemnified Party becomes aware of facts or circumstances establishing a claim (a "Claim") that the Indemnified Party has experienced or incurred any Loss or may experience or incur any Loss which will give rise to indemnification under this Section 6, then the Indemnified Party shall give written notice to the Indemnifying Party of such claim (the "Indemnification Notice"). The Indemnification Notice shall be provided as soon as reasonably practicable after the Indemnified Party has received written notice or actual knowledge of such facts or circumstances (provided that failure to give an Indemnification Notice shall not limit the Indemnifying Party's indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the Indemnification Notice adversely affects the Indemnifying Party's ability to defend a Claim). To the extent reasonably practicable, the Indemnification Notice will describe the nature, basis and amount of the Claim and include any relevant supporting documentation. With respect to any third party demand, claim or action giving rise to a Claim, the Indemnified Party shall give to the Indemnifying Party (i) all relevant facts in its possession or control, (ii) the right to control of the defense (with counsel reasonably acceptable to the Indemnified Party) of any action (provided, however, that the Indemnified Party shall have the right to control the defense of any action in the event that (x) any conflict of interest exists that would materially affect the defense or (y) the Indemnified Party agrees to pay all attorneys' fees of the Indemnified Party in connection with such defense and to use counsel reasonably acceptable to the Indemnifying Party) and (iii) its cooperation in the defense of any such demand, claim or action. In addition, each Party agrees that the Indemnified Party will not settle any Claim without the prior written consent of the Indemnifying Party (which shall not to be unreasonably withheld).

7.    Miscellaneous.

        (a)    Further Assurances.    On and after the Closing, NeoRx shall from time to time, at the request of IDEC, (i) execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as IDEC may reasonably request in order to consummate the transactions contemplated hereby and to vest in IDEC good and marketable title to the Assigned IP; (ii) use its commercially reasonable efforts to obtain all consents and waivers and to resolve all impracticalities of, and matters affecting, assignment or transfer necessary to convey the Assigned IP to IDEC; and (iii) take any other actions reasonably required to implement the intent of this Agreement.

        (b)    Governing Law.    This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California without regard to its provisions with respect to conflicts of law.

        (c)    Specific Performance.    The parties agree that irreparable damage would occur in the event that the provisions of Section 5 above (Confidentiality) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that each party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of such Section 5 by the other party and to enforce specifically the terms and provisions of such Section 5 in any court of the United States or any state having jurisdiction (this right being in addition to any other remedy to which the party may be entitled at law or in equity).

        (d)    Waiver.    A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

        (e)    Notices.    All notices shall be in writing and shall be given by facsimile transmission or by registered or certified letter to NeoRx and IDEC at the addresses and facsimile numbers set forth on the signature page hereto. Either party may change its address and/or facsimile number by giving the other party notice of such new address and/or facsimile number. All notices, if given or made by registered or certified letter, shall be deemed to have been received on the earlier of the date actually received and the date three (3) business days after the same was posted, and if given or made by facsimile transmission, shall be deemed to have been received at the time of dispatch, unless such time of deemed receipt is not during the normal business hours (i.e., 8:00 am to 5:00 pm, Pacific time) of a business day, in which case the date of deemed receipt shall be the next succeeding business day.

        (f)    Assignment.    This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that either party may assign its rights and obligations under this Agreement to a third Person that merges with, or purchases all or substantially all of the assets of, such party. Any assignment in violation of this Section 7(f) shall be void.

        (g)    Entire Understanding.    This Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement. The Exhibits attached hereto are incorporated herein by reference and comprise a part of this Agreement as though fully set forth herein. Any amendment or modification of any provision of this Agreement must be in writing and signed by both parties hereto.

        (h)    Invalidity.    If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

        (i)    Counterparts.    This Agreement may be executed in any number of counterparts and each full set of such counterparts shall be deemed to be an original.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective as of the date first above written.

NeoRx Corporation
By:	/s/ MELINDA KILE
Name:	MELINDA KILE
Title:	Vice President, Finance
Address: 410 W. Harrison Street Seattle, Washington 98119 Telephone: (206) 281-7001 Facsimile: (206) 286-2537 Attention: Vice President, Legal
IDEC Pharmaceuticals Corporation
By:	/s/ JOHN DUNN
Name:	John Dunn
Title:	Senior Vice President
Address: 3030 Callan Road San Diego, CA 92121 Telephone: (858) 431-8242 Facsimile: (858) 431-8755 Attention: General Counsel

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

EXHIBIT A

[CONFIDENTIAL TREATMENT REQUESTED]

EXHIBIT C

NEORX TECHNOLOGY

[CONFIDENTIAL TREATMENT REQUESTED]

EXHIBIT D

OPTION IP

[CONFIDENTIAL TREATMENT REQUESTED]

SCHEDULE I
TO PATENT ASSIGNMENT

[CONFIDENTIAL TREATMENT REQUESTED]

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  Exhibit 2.1